Exhibit 4.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS; AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL AS TO THE AVAILABILITY OF SUCH EXEMPTION.

No. ____ $___,000.00	Longwood, Florida Date: December __, 2015

ID GLOBAL SOLUTIONS CORPORATION

12% PROMISSORY NOTE DUE DECEMBER __, 2016

FOR VALUE RECEIVED, ID GLOBAL SOLUTIONS CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay to the order of ____________ (“Holder”), the principal amount of ______ HUNDRED THOUSAND dollars ($___,000) on December __, 2016 (“Maturity Date”) or earlier as hereinafter provided. Interest on the outstanding principal balance shall be paid at maturity at the rate of twelve percent (12%) per annum. Interest shall be computed on the basis of a 360-day year, using the number of days actually elapsed. The Holder, at its sole election on the Maturity Date, may convert the interest accrued on this Note into shares of common stock of the Company at $0.48 per share (the “Interest Conversion Price”); provided, however, upon closing of the next Equity Financing (as defined below), the Interest Conversion Price shall be adjusted to equal such price per share or conversion price utilized in such Equity Financing; provided, however, that in no event shall the interest Conversion Price be increased as a result of such adjustment. Such adjustment to the Interest Conversion Price shall be a one-time event. “Equity Financing” is defined as any financing following the closing of this Offering in which the Company sells shares of common stock or securities that are convertible into shares of common stock for gross proceeds in excess of $5,000,000.

                                                                                                                                                   ARTICLE 1.

Events of Default and Acceleration

(a)    Events of Default Defined. The entire unpaid principal amount of this Note, together with interest thereon shall forthwith become and be due and payable if any one or more the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

(i)                 if failure shall be made in the payment of the principal of this Note or in the payment of any installment of interest on this Note when and as the same shall become due and such failure shall continue for a period of five (5) days after such payment is due; or

(ii)               if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or its directors or a majority of its stockholders shall vote to dissolve or liquidate the Company; or

(iii)             if an involuntary petition shall be filed against the Company seeking relief against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be stayed or vacated or set aside within ninety (90) days from the filing thereof; or

(iv)             if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company or of all or any substantial part of the property of the Company, or approving a petition filed against the Company seeking a reorganization or arrangement of the Company under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company shall be sequestered; and such order, judgment or decree shall not be stayed or vacated or set aside within ninety (90) days from the date of the entry thereof.

(b)   Rights of the Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the Holder to bring an action against the Company.

                                                                                                                                                   ARTICLE 2.

Miscellaneous

(a)    Prepayments and Partial Payments. The Company may prepay this Note in whole or in part at anytime; provided, that any partial payment of principal shall be accompanied by payment of accrued interest to the date of prepayment. Any payment made to the holders of the Notes which is not a full payment of all principal and interest on all of the Notes shall be made pro rata to the holders of the Notes based on the respective principal amounts of the Notes.

(b)   Transferability. This Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law. The Company shall treat as the owner of this Note the person shown as the owner on its books and records. The term “Holder” shall include the initial holder named on the first page of this Note and any subsequent holder of this Note.

(c)    WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

(d)   Usury Saving Provision. All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(e)    Notice to Company. Notice to the Company shall be given to the Company at its principal executive offices, presently located at160 East Lake Brantley Drive, Longwood, FL 32779, telecopier (___) - , attention of CEO, or to such other address or person as the Company may, from time to time, advise the holder of this Note, or to the holder of this Note at the address set forth on the Company’s records. Notice shall be given by hand delivery, certified or registered mail, return receipt requested, overnight courier service which provides evidence of delivery, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

(f)    Governing Law. This Note shall be governed by the laws of the State of Florida applicable to agreements executed and to be performed wholly within such State. The Company hereby (i) consents to the non-exclusive jurisdiction of the United States District Court sitting in Orlando, Florida in any action relating to or arising out of this Note, (ii) agrees that any process in any such action may be served upon it, in addition to any other method of service permitted by law, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

(g)   Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Note, the Company shall pay all reasonable legal fees and expenses incurred by the Holder with respect thereto, if the Holder is successful in enforcing such action.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

ID GLOBAL SOLUTIONS CORPORATION

By:

Name:

Title: